Progress Energy Announces Fourth Quarter and Year-end Results


Highlights:

    o Reports 2004 ongoing earnings of $3.06 per share, GAAP earnings of $3.13 per share
    o Reports fourth quarter ongoing earnings of $0.62 per share, GAAP earnings of $0.80 per share
    o    Sets 2005 ongoing earnings guidance of $2.90 to $3.20 per share
    o Main 2005 earnings drivers include favorable customer growth and usage and increased synthetic fuel sales, offset by decreased earnings from divested assets and higher O&M costs

RALEIGH, N.C. (March 3, 2005) - Progress Energy [NYSE: PGN] today reported ongoing earnings of $741 million, or $3.06 per share, for 2004 compared with ongoing earnings of $844 million, or $3.56 per share, for 2003. Reported consolidated net income under generally accepted accounting principles (GAAP) was $759 million, or $3.13 per share, for 2004 compared with reported consolidated net income of $782 million, or $3.30 per share, for 2003. See the table on the following page for a reconciliation of ongoing earnings per share to GAAP earnings per share.

"Our core businesses had a strong year. Operational excellence, revenue growth and cost-management initiatives ensured our core businesses all performed well - despite enduring four hurricanes that struck our service territory," said Bob McGehee, chairman and CEO. "The only downside to the year was our synthetic fuel business, which was under budget due to the impacts of the hurricanes on our taxable income.

"We ended the year in the upper range of our revised earnings guidance, and I am especially proud of how well our company performed in 2004," said McGehee.

Ongoing earnings per share were negatively impacted by a decrease in synthetic fuel sales as a result of hurricane costs that reduced the company's projected 2004 regular tax liability, lower wholesale sales in the Carolinas, an increase in O&M expenses in the Carolinas primarily due to storm restoration efforts and nuclear outages, reduced Competitive Commercial Operations earnings due primarily to higher fixed costs, increased utility depreciation and amortization and dilution from 2004 common stock issuance. Significant positive earnings drivers for the year were utility customer growth and usage, the additional return on the investment in the Hines 2 plant in Florida, favorable weather in the Carolinas, increased Progress Rail earnings and lower retail revenue sharing in Florida.

The following table provides a reconciliation of ongoing earnings per share to reported GAAP earnings per share. A detailed discussion is provided later in this release under the caption "Ongoing Earnings Adjustments."

--------------------------------------------------------------------------------------------------
                                         Progress Energy, Inc.
            Reconciliation of Ongoing Earnings per Share to Reported GAAP Earnings per Share
                                             Dec. 31, 2004
--------------------------------------------------------------------------------------------------
                                              Q4 2004    As Restated        2004        2003
                                                           Q4 2003*
--------------------------------------------------------------------------------------------------
Ongoing earnings per share                     $0.62       $0.76           $3.06       $3.56
Intraperiod tax allocation                      0.02       (0.18)            --           --
CVO mark-to-market                              0.01       (0.02)           0.04       (0.04)
NCNG discontinued operations                    0.02       (0.01)           0.02       (0.03)
Cumulative effect of accounting changes          --        (0.09)            --        (0.09)
Impairments and one-time charges                 --        (0.10)            --        (0.10)
SRS litigation settlement                        --          --           (0.12)         --
Gain on sale of gas assets                      0.13         --            0.13          --
                                               -----       -----           -----       ------
Reported GAAP earnings per share               $0.80       $0.36           $3.13       $3.30
                                               =====       =====           =====       =====
Average shares outstanding (millions)           243          240           242          237
--------------------------------------------------------------------------------------------------

* Beginning in the fourth quarter of 2003, Progress Energy ceased recording portions of Progress Fuels' segment operations, primarily synthetic fuel facilities, one month in arrears. Progress Energy has restated previously reported consolidated quarterly earnings to reflect the new reporting periods. The change in Progress Energy's fourth quarter 2003 net income was a decrease of $14 million and the change for 2003 was an increase of $2 million. The reported fourth quarter 2003 and year-end 2003 earnings for Progress Ventures and Progress Fuels included in this release reflect this restatement. See additional information on this restatement in the Supplemental Data schedules of this release.


2005 EARNINGS GUIDANCE

Progress Energy expects to generate earnings of $710 million to $780 million in 2005 and is targeting an earnings range of $2.90 to $3.20 per share. Of this, the company expects the core businesses - the two utilities and Progress Ventures, excluding synthetic fuels - to generate earnings of $2.50 to $2.60 per share and the synthetic fuels business to generate earnings of $0.40 to $0.60 per share.

The earnings from the regulated utilities and Progress Ventures, excluding synthetic fuels, are projected to be favorable year-over-year primarily due to the following drivers: customer growth and usage, lower depreciation and amortization at the utilities, and lower interest expense at Progress Ventures. These drivers will be partially offset by higher O&M costs, lower natural gas production and lower margins from nonregulated generation.

Earnings from synthetic fuels are projected to be favorable year-over-year, primarily due to a return to more normal production levels. The company expects lower earnings from other diversified businesses associated with the announced sale of Progress Rail in the first quarter 2005. Also, dilution from common stock issuance will negatively impact earnings by approximately $0.04 per share.

SIGNIFICANT DEVELOPMENTS


Progress Energy Announces Sale of Rail Services Subsidiary

On Feb. 18, 2005, Progress Energy signed a definitive agreement to sell its subsidiary, Progress Rail Services Corp. (Progress Rail), to subsidiaries of One Equity Partners LLC, a private equity unit of J.P. Morgan Chase & Co. The sale price will be $405 million, and the transaction is expected to close within 90 days. Proceeds from the sale will be used to reduce debt. As a result of this transaction, the company anticipates that earnings will be negatively impacted by approximately 19 cents per share in 2005 and approximately 12 cents per share in subsequent years. The complete press release regarding this announcement is available on the company's Web site at: http://www.progress-energy.com/aboutus/news/article.asp?id=11262.


Moody's Lowers Progress Energy Florida's Credit Rating; Reaffirms Outlook for Progress Energy and Progress Energy Carolinas

On Feb. 11, 2005, Moody's Investors Service (Moody's) credit rating agency announced that it lowered the ratings of Progress Energy Florida (senior unsecured to A3 from A2), Progress Capital Holdings and FPC Capital Trust I and changed their rating outlooks to stable from negative. Moody's affirmed the ratings of Progress Energy and Progress Energy Carolinas. The rating outlooks continue to be stable at Progress Energy Carolinas and negative at Progress Energy. Moody's stated that it took this action primarily due to declining credit metrics, higher O&M costs, uncertainty regarding the timing of hurricane cost recovery, regulatory risks associated with the upcoming rate case in Florida and ongoing capital requirements to meet Florida's growing demand.


Crystal River Nuclear Plant Sets New Generation Record

On Jan. 27, 2005, Progress Energy announced that Progress Energy Florida's Crystal River Nuclear Plant set a new record for electric generation for the fourth straight year. During 2004, the plant generated over 7.303 billion kWh, enough to supply the annual electric needs of over 425,000 typical Florida homes. The previous high generation was in 2002, when the plant generated 7.300 billion kWh. In addition to establishing a new plant record for generation, the plant also set a new record for radiation protection of workers, with the lowest total exposure to radiation ever in the history of the plant, and one of the three lowest ever for a U.S. commercial nuclear power plant. The complete press release regarding this announcement is available on the company's Web site at: http://www.progress-energy.com/aboutus/news/article.asp?id=11122.


Progress Energy Announces the Departure of Tom Kilgore, Group President of Progress Ventures

On Jan. 25, 2005, Progress Energy announced that Tom Kilgore, group president of Progress Ventures, will be leaving the company Feb. 28, 2005, to become president and chief operating officer of the Tennessee Valley Authority (TVA), the country's largest public power company. Bob McGehee announced that the Progress Ventures organization will report to Don Davis, executive vice president of Diversified Operations beginning March 1.

Progress Energy Carolinas Sets New Peak

On Jan. 24, 2005, Progress Energy Carolinas set a new record with 12,011 MWh peak demand, eclipsing the old record of 11,977 MWh set on July 30, 2002. The previous winter peak had been 11,629 MWh set on Jan. 24, 2003. The complete press release regarding this announcement is available on the company's Web site at: http://www.progress-energy.com/aboutus/news/article.asp?id=11103.


Progress Energy Florida Storm Costs Recovery

As of Dec. 31, 2004, restoration of Progress Energy Florida's system from hurricane-related damage was estimated at $385 million (up from the original $366 million estimate). Hearings on Progress Energy Florida's petition for recovery of $252 million filed with the Florida Public Service Commission (FPSC) are scheduled to begin on March 30, 2005.


Progress Energy Announces Early Retirement Program and Streamlined Organization Structure

On Dec. 8, 2004, Progress Energy's board of directors approved an early-retirement program to be offered to its employees in early 2005. Bob McGehee also named a new streamlined leadership team that includes 12 fewer senior management positions, an 18 percent reduction. These announcements are the first major milestones in the company's cost-management initiative announced on Oct. 12, 2004. The complete press release regarding this announcement is available on the company's Web site at: http://www.progress-energy.com/aboutus/news/article.asp?id=10863.


Progress Energy Increases Dividend for 17th Straight Year

On Dec. 8, 2004, Progress Energy's board of directors voted to increase the dividend on the company's common stock. Progress Energy has increased the dividend for 17 straight years. The increase represents a total annual dividend of $2.36 per share, an increase of $0.06 over the 2004 dividend. The complete press release regarding this announcement is available on the company's Web site at: http://www.progress-energy.com/aboutus/news/article.asp?id=10862.


Progress Energy Sells Portion of Natural Gas Assets

On Nov. 23, 2004, Progress Fuels Corp., a wholly owned subsidiary of Progress Energy, announced that it entered into an agreement to sell certain oil and gas interests and related assets in the Fort Worth basin of Texas for a sale price of $255 million in cash. The sale was completed on Dec. 17, 2004, and proceeds were used to reduce debt. The complete press release regarding this announcement is available on the company's Web site at: http://www.progress-energy.com/aboutus/news/article.asp?id=10823.


Standard & Poor's Lowers Short-Term Debt Ratings

On Oct. 25, 2004, Standard & Poor's (S&P) credit rating agency announced that it lowered the short-term debt ratings to A-3 from A-2 of Progress Energy, Progress Energy Carolinas and Progress Energy Florida. S&P stated that it took this action as a result of its outlook revision announced in Oct.

LINE OF BUSINESS FINANCIAL INFORMATION


Progress Energy Carolinas

Progress Energy Carolinas electric energy operations contributed GAAP net income of $464 million for the year compared with $492 million for 2003. This year's earnings were negatively affected by lower wholesale sales to other utilities resulting from decreased off-system sales and margins and higher O&M costs primarily due to storm restoration efforts and an increase in the number and scope of nuclear plant outages. Additionally, O&M results in the prior year included a favorable retroactive reallocation of service company costs of $10 million after tax. These factors were partially offset by increased revenues from customer growth and usage from the addition of approximately 26,000 new customers and favorable weather. Additionally, results in the prior year included a one-time cumulative effect of accounting change, an impairment primarily related to its Affordable Housing portfolio and losses on limited partnership investment funds.

Progress Energy Carolinas incurred $18 million pre-tax of O&M storm costs in 2004, but did not seek deferral of these costs from the North Carolina Utilities Commission. During the fourth quarter 2003, $24 million pre-tax of O&M storm costs were deferred.

During 2004, Progress Energy Carolinas filed two depreciation studies with the North Carolina and South Carolina commissions that allowed the utility to reduce the rates used to calculate depreciation expense. The reduction in depreciation expense of $82 million pre-tax is primarily attributable to extended lives at each nuclear unit. In addition, the company recorded $174 million pre-tax of Clean Air amortization recorded this year compared to $74 million pre-tax recorded in 2003.

In 2003, the Financial Accounting Standards Board (FASB) issued accounting guidance that required certain contracts to be recorded at their fair value. Progress Energy Carolinas had one contract that met the criteria of this new guidance and as such recorded a negative fair value adjustment of $23 million after-tax in the fourth quarter 2003. This adjustment was reported as a cumulative effect of accounting change.

Also during the fourth quarter 2003, Progress Energy recorded a total impairment of $13 million after-tax primarily related to its Affordable Housing portfolio, of which $7 million was recorded in Progress Energy Carolinas results and $6 million was recorded in Other Business results.

See the attached Supplemental Data schedules for additional information on Progress Energy Carolinas electric revenues, energy sales, energy supply, weather impacts and the retroactive service company reallocation in 2003.

Progress Energy Florida

Progress Energy Florida electric energy operations contributed GAAP net income of $333 million for the year compared with $295 million for 2003. This year's earnings were positively affected by the additional return on the investment in the Hines 2 plant that was placed into service in Dec. 2003, lower O&M costs primarily due to a decrease in pension expense, lower retail revenue sharing, customer growth from the addition of approximately 37,000 new customers and higher wholesale sales to other utilities. These factors were partially offset by higher interest costs, increased depreciation and amortization, lower revenues as a result of hurricane-related customer outages and unfavorable weather. In 2003, interest costs were favorably impacted by the reversal of interest expense accrued for resolved tax matters.

In 2004, Progress Energy Florida recorded a $9 million pre-tax accrual for 2004 revenue sharing and an additional $2 million pre-tax true-up for the finalization of 2003 revenue sharing. In 2003, Progress Energy Florida recorded a $17 million pre-tax accrual for 2003 revenue sharing and provided an additional refund of $18 million pre-tax related to 2002 revenue sharing.

See the attached Supplemental Data schedules for additional information on Progress Energy Florida electric revenues, energy sales, energy supply and weather impacts and the retroactive service company reallocation in 2003.


Progress Ventures

The Progress Ventures operations consist of Progress Fuels, which includes natural gas production, coal mining, coal terminal services, synthetic fuels production and fuels transportation and delivery, and Competitive Commercial Operations, which includes nonregulated generation and energy marketing activities. The Progress Ventures business unit had GAAP net income of $176 million for the year compared with $255 million for 2003.

Progress Fuels generated GAAP net income of $180 million for the year compared with $235 million for 2003. The decrease was primarily due to lower synthetic fuel sales. These results were partially offset by a $31 million after-tax gain on the sale of certain natural gas assets in 2004, increased gas prices and volumes and increased coal margins. Results in the prior year were negatively impacted by an asset impairment during the fourth quarter 2003 of $11 million after-tax at the Kentucky May Coal Company and the retroactive reallocation of service company costs of $4 million after-tax. Within Progress Fuels, synthetic fuels operations generated GAAP net income of $91 million for the year compared with $205 million for 2003. The decrease in earnings resulted primarily from lower synthetic fuel sales and an increase in operating expenses in 2004. The impact of storm costs from Hurricanes Charley, Frances, Ivan and Jeanne substantially reduced the company's projected 2004 tax liability. The reduction in income tax liability led to a decrease in synthetic fuel production because of the company's diminished ability to recognize corresponding Section 29 tax credits. In addition, earnings in the prior year include a $13 million favorable tax credit true-up related to 2002. Total synthetic fuel sales were 8.3 million tons for the year compared with 12.4 million tons for 2003.

At Sept. 30, 2004, the company had anticipated an ability to use tax credits associated with approximately 5 million tons of synthetic fuel production based on its projected regular tax liability for 2004. This estimate was based upon a projected casualty loss as a result of the Florida storms. Therefore, the company recorded a charge in the third quarter of $79 million for tax credits associated with approximately 2.7 million tons sold during the year that will not be used.

Based on a reasonable expectation at year-end that Progress Energy Florida will be granted the requested recovery of its storm costs, the casualty loss is less than originally estimated. As of Dec. 31, 2004, the company anticipates an ability to use tax credits associated with approximately 8 million tons of synthetic fuel production based on the company's latest regular tax liability projection for 2004. Therefore, the company recorded $90 million in the fourth quarter 2004 for tax credits associated with approximately 3 million tons sold during the year that can be used. As of Dec. 31, 2004, the company estimates approximately $7 million of tax credits associated with approximately 0.2 million tons sold during the year could not be used.

Competitive Commercial Operations contributed a GAAP net loss of $4 million for the year compared with GAAP net income of $20 million for 2003. The decrease was due to losses of $9 million after-tax associated with the early redemption of a $241 million financing facility, higher fixed charges on plants placed into service in 2003 and interest no longer capitalized due to the completion of plant construction in 2003. Also, results in 2003 include a contract termination payment received on a tolling agreement. These factors were partially offset by increased margins from serving new and existing contracts and an increase in power sales in the spot market driven by favorable weather and the addition of new plants. Results in the prior year were negatively impacted by the retroactive reallocation of service company costs of $2 million after-tax.

Details on the retroactive service company reallocation recorded in the prior year are included in the Supplemental Data schedules of this release.


Other Businesses

Other businesses include Progress Rail, Progress Telecom and other small subsidiaries. Other businesses had a GAAP net loss of $22 million for the year compared with a GAAP net loss of $24 million for 2003. This year's results were negatively impacted by a $29 million after-tax charge recorded by SRS related to a civil litigation settlement. This item was partially offset by strong sales in the recycling operations at Progress Rail. During the fourth quarter 2003, Progress Energy recorded a total impairment of $13 million after-tax primarily related to its Affordable Housing portfolio, of which $6 million was recorded in Other Business results and $7 million was recorded in Progress Energy Carolinas results.


     Progress Rail

     Progress Rail had GAAP net income of $16 million for the year compared with a GAAP net loss of $1 million for 2003. The increase was primarily due to higher volumes and prices in recycling operations and in part to increased production and sales in locomotive and railcar services and engineering and track services. In addition, results in the prior year were negatively impacted by the retroactive reallocation of service company costs of $3 million after-tax. Details on the retroactive service company reallocation recorded in the prior year are included in the Supplemental Data schedules of this release.

     Progress Telecom

     Progress Telecom recorded a GAAP net loss of $5 million for the year compared with GAAP net income of $2 million for 2003. The decrease resulted primarily from higher depreciation expense and professional fees as a result of the merger with EPIK Communications. Results in the prior year were favorably impacted by the retroactive reallocation of service company costs of $1 million after-tax. Details on the retroactive service company reallocation recorded in the prior year are included in the Supplemental Data schedules of this release.


Corporate

Corporate results, which primarily include interest expense on holding company debt, incurred an ongoing operating loss of $207 million for the year compared with an ongoing operating loss of $219 million for 2003.

Progress Energy issued approximately 1.8 million shares of common stock in 2004 through the Investor Plus and employee benefit and options plans for proceeds of approximately $80 million.



ONGOING EARNINGS ADJUSTMENTS

Progress Energy's management uses ongoing earnings per share to evaluate the operations of the company and to establish goals for management and employees. Management believes this presentation is appropriate and enables investors to compare more accurately the company's ongoing financial performance over the periods presented. Ongoing earnings as presented here may not be comparable to similarly titled measures used by other companies. Reconciling adjustments from GAAP earnings to ongoing earnings as they relate to the current quarter and year, and information included in the Supplemental Data schedules are as follows:


Intraperiod Tax Allocation

Generally accepted accounting principles require companies to apply an effective tax rate to interim periods that is consistent with a company's estimated annual tax rate. The tax credits generated from synthetic fuel operations reduce Progress Energy's overall effective tax rate. The company's synthetic fuel sales are not subject to seasonal fluctuations to the same extent as the electric utility earnings. The company projects the effective tax rate for the year and then, based upon projected operating income for each quarter, raises or lowers the tax expense recorded in that quarter to reflect the projected tax rate. On the other hand, operating losses incurred to produce the tax credits are included in the current quarter. The resulting tax adjustment increased earnings per share by $0.02 for the fourth quarter 2004, and decreased earnings per share by $0.18 for the fourth quarter 2003, but had no impact on the company's annual earnings. Since this adjustment varies by quarter but has no impact on Progress Energy's annual earnings, management believes this adjustment is not representative of the company's ongoing quarterly earnings.

Contingent Value Obligation (CVO) Mark-to-Market

In connection with the acquisition of Florida Progress Corporation, Progress Energy issued 98.6 million CVOs. Each CVO represents the right to receive contingent payments based on after-tax cash flows above certain levels of four synthetic fuel facilities purchased by subsidiaries of Florida Progress Corporation in Oct. 1999. The CVOs are debt instruments and, under GAAP, are valued at market value. Unrealized gains and losses from changes in market value are recognized in earnings each quarter. The CVO mark-to-market increased earnings per share by $0.01 for the fourth quarter and $0.04 for 2004. In 2003, the CVO mark-to-market decreased earnings per share by $0.02 for the fourth quarter and $0.04 for the year. Since changes in the market value of the CVOs do not affect the company's underlying obligation, management does not consider the adjustment a component of ongoing earnings.


Gain on Sale of Natural Gas Assets

In Dec. 2004, the company finalized the sale of certain gas-producing properties and related assets and recognized a gain of $56 million pre-tax ($31 million after-tax) in earnings. Management does not believe this gain is representative of the ongoing operations of the company.


NCNG Discontinued Operations

The sale of NCNG to Piedmont Natural Gas closed on Sept. 30, 2003, and the net proceeds were used to pay down debt. Due to this sale, management does not believe this activity is representative of the ongoing operations of the company. Therefore, the operations of NCNG are reported as discontinued operations in the accompanying financial statements. NCNG had discontinued earnings of $6 million after-tax in 2004 from a reduction to the loss on the sale related to deferred taxes and a discontinued loss of $8 million after-tax in 2003.


SRS Litigation Settlement

In June 2004, SRS, a subsidiary of the company, reached a settlement agreement in a civil suit with the San Francisco Unified School District. As a result, the company recorded a charge of approximately $29 million after-tax in the second quarter of 2004. Management does not believe this settlement charge is indicative of ongoing operations of the company.


Cumulative Effect of Accounting Changes

In 2003, Progress Energy recorded the cumulative effect of changes in accounting principles due to the adoption of FASB accounting guidance. The impact to Progress Energy was due primarily to the new FASB guidance related to the accounting for certain contracts. This guidance discusses whether the pricing in a contract that contains broad market indices qualifies for certain exceptions that would not require the contract to be recorded at its fair value. Progress Energy Carolinas has a purchase power contract with Broad River LLC that did not meet the criteria for an exception, and a fair value adjustment was recorded in the fourth quarter of 2003. Due to the nonrecurring nature of this adjustment, management believes it is not representative of the 2003 ongoing operations of Progress Energy.

Impairments and One-Time Charges

During the fourth quarter of 2003, the company recorded after-tax impairments of its Affordable Housing portfolio and certain assets at the Kentucky May Coal Company. Management does not believe these impairments and one-time charges are representative of the ongoing operations of the company.

                                     * * * *

This earnings announcement, along with detailed financial information and presentation materials are available on the company's Web site at www.progress-energy.com.

Investors, media and the public are invited to listen to the live audio webcast of the year-end earnings results and 2005 financial forecast presentation. The presentation will begin at 8 a.m. ET (5 a.m. PT), conclude around 10 a.m. ET (7 a.m. PT) and will be webcast to the general public. The webcast will be available in Windows Media format and will be archived on the site for those unable to listen in real time.

Audio from the meeting will be available by dialing (913) 981-5510 and entering confirmation code 1042833. Should you encounter problems, please contact Shannon Lockamy at (919) 546-7185.

A replay of the call will be available from 1 p.m. March 3, 2005, through midnight March 17, 2005, by calling (719) 457-0820 and entering replay passcode 1042833.

Progress Energy (NYSE: PGN), headquartered in Raleigh, N.C., is a Fortune 250 diversified energy company with more than 24,000 megawatts of generation capacity and $9 billion in annual revenues. The company's holdings include two electric utilities serving approximately 2.9 million customers in North Carolina, South Carolina and Florida. Progress Energy also includes nonregulated operations covering generation, energy marketing, natural gas production, fuel extraction, rail services and broadband capacity. For more information about Progress Energy, visit the company's Web site at www.progress-energy.com.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve estimates, projections, goals, forecasts, assumptions, risk and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Any forward-looking statement is based on information current as of the date of this report and speaks only as of the date such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made. Examples of factors that you should consider with respect to any forward-looking statements made in this document include, but are not limited to, the following: the impact of fluid and complex government laws and regulations, including those relating to the environment; deregulation or restructuring in the electric industry that may result in increased competition and unrecovered (stranded) costs; our ability to implement our cost management initiatives as planned; the uncertainty regarding the timing, creation and structure of regional transmission organizations; weather conditions that directly influence the demand for electricity; our ability to recover through the regulatory process, and the timing of such recovery of, the costs associated with the four hurricanes that impacted our service territory in 2004 or other future significant weather events; recurring seasonal fluctuations in demand for electricity; fluctuations in the price of energy commodities and purchased power; economic fluctuations and the corresponding impact on the company and its subsidiaries' commercial and industrial customers; the ability of our subsidiaries to pay upstream dividends or distributions to us; the impact on the facilities and our businesses from a terrorist attack; the inherent risks associated with the operation of nuclear facilities, including environmental, health, regulatory and financial risks; the ability to successfully access capital markets on favorable terms; the impact on our financial condition and ability to meet our cash and other financial obligations in the event our credit ratings are downgraded below investment grade; the impact that increases in leverage may have on us; our ability to maintain our current credit ratings; the impact of derivative contracts used in the normal course of our business; investment performance of pension and benefit plans; our ability to control costs, including pension and benefit expense, and achieve its cost management targets for 2007; the availability and use of Internal Revenue Code Section 29 (Section 29) tax credits by synthetic fuel producers and our continued ability to use Section 29 tax credits related to its coal and synthetic fuel businesses; the impact to our financial condition and performance in the event it is determined we are not entitled to previously taken Section 29 tax credits; the impact of future accounting pronouncements regarding uncertain tax positions; the outcome of Progress Energy Florida's rate proceeding in 2005 regarding its future base rates; our ability to manage the risks involved with the operation of its nonregulated plants, including dependence on third parties and related counter-party risks, and a lack of operating history; our ability to manage the risks associated with its energy marketing operations; the outcome of any ongoing or future litigation or similar disputes and the impact of any such outcome or related settlements; and unanticipated changes in operating expenses and capital expenditures. Many of these risks similarly impact our subsidiaries.

These and other risk factors are detailed from time to time in our filings with the SEC. All such factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our ability to control or estimate precisely. New factors emerge from time to time, and it is not possible for management to predict all such factors or to assess the effect each such factor will have on us.

                                      # # #
Contacts:

Investor Relations, Bob Drennan, 919-546-7474
Corporate Communications, Garrick Francis, 919-546-6189, or toll-free 877-641-NEWS (6397)

                              Progress Energy, Inc.
                               Earnings Variances
                          Fourth Quarter 2004 vs. 2003

                                             Regulated Utilities

-------------------------------------------------------------------------------------------------------------------------
                                                                                        Corporate and
                                                                                            Other
($ per share)                                 Carolinas   Florida     Fuels       CCO     Businesses        Consolidated
-------------------------------------------------------------------------------------------------------------------------

2003 GAAP earnings                               0.45       0.20       0.25      (0.02)      (0.52)                 0.36
Intra-period tax allocation                                                                   0.18   A              0.18
CVO mark-to-market                                                                            0.02   B              0.02
NCNG discontinued operations                                                                  0.01   C              0.01
Cumulative effect of accounting change           0.10                                        (0.01)  D              0.09
Impairment of long-lived assets and investments  0.03                  0.05                   0.02   E              0.10
-------------------------------------------------------------------------------------------------------------------------
2003 ongoing earnings                            0.58       0.20       0.30      (0.02)      (0.30)                 0.76
-------------------------------------------------------------------------------------------------------------------------

Weather - retail                                    -          -                                                       -
Other retail - growth and usage                  0.03       0.03                                                    0.06
Wholesale                                       (0.04)                                               F             (0.04)
Retail revenue sharing                              -       0.01                                                    0.01
Other margin                                    (0.01)         -                                                   (0.01)

O&M                                             (0.16)      0.01                                     G             (0.15)

Utility depreciation and amortization           (0.08)     (0.01)         -          -           -   H             (0.09)

Other                                           (0.02)      0.02          -          -           -   I                 -

Interest charges                                 0.01      (0.01)         -          -        0.02   J              0.02

Net diversified business                            -          -       0.03      (0.04)       0.07   K, L, M        0.06

Share dilution                                      -          -          -          -           -                     -

-------------------------------------------------------------------------------------------------------------------------
2004 ongoing earnings                            0.31       0.25       0.33      (0.06)      (0.21)                 0.62
-------------------------------------------------------------------------------------------------------------------------
Intra-period tax allocation                                                                   0.02   A              0.02
CVO mark-to-market                                                                            0.01   B              0.01
NCNG discontinued operations                                                                  0.02   C              0.02
Gain on sale of gas assets                                             0.13                          N              0.13
-------------------------------------------------------------------------------------------------------------------------
2004 GAAP earnings                               0.31       0.25       0.46      (0.06)      (0.16)                 0.80
-------------------------------------------------------------------------------------------------------------------------

Corporate and Other Businesses includes Progress Telecom, Progress Rail, other small subsidiaries, Holding Company interest expense, CVO mark-to-market, intra-period tax allocations, purchase accounting transactions and corporate eliminations.


A  - Intra-period income tax allocation impact, related to cyclical nature of energy demand/earnings and timing of synthetic fuel tax credits.
B  - Impact of change in market value of outstanding CVOs.
C  - Sale of NCNG to Piedmont Natural Gas which was finalized on September 30,
     2003.
D  - Carolinas - Impact of mark to market adjustment on Broad River purchase power contract.
E  - Carolinas and Corporate and Other Businesses - Primarily due to impact of impairment of Affordable Housing investments.
F - Carolinas - Wholesale margins decreased due to weaker power market conditions, increased fuel prices and lower contracted capacity in the wholesale market.
G - Carolinas - Higher O&M primarily due to increased business unit spending as a result of nuclear outages and costs associated with severe storms. Results for Q4 2003 included the deferral of severe storm costs. Florida - Lower O&M due to favorable pension costs and the delay of several major projects due to storm restoration work.
H - Carolinas - Higher amortization due to maximum Clean Air amortization recorded in 2004, partially offset by reduced depreciation expense due primarily to lower rates based on depreciation studies filed in 2004. Florida - Increased depreciation expense due primarily to property additions, including Hines 2.
I - Carolinas - Increase in other costs is primarily due to higher income taxes due to a reduction in Affordable Housing tax credits. Florida - Decrease in other costs is due to reduction in payroll taxes and favorable property taxes for the quarter.
J - Corporate and Other Businesses - Reduction in interest expense is due to repayment of $500M of debt at the Holding Company during the first quarter of 2004.
K - Fuels - The increase is due primarily to the reversal of charge booked in Q3 2004 to reduce tax credits, partially offset by less production. Charge was reversed based on reasonable expectation that FPSC would allow recovery of PEF's storm costs which reduced the loss from the casualty and increased the Company's projected 2004 federal income tax liability.
L  - CCO - The decrease is due primarily to the loss on the early redemption of a financing facility.
M - Corporate and Other Businesses - Increase is due to a reduction in losses recorded for various investments and reduction in losses for SRS operations.
N  - Gain on sale of certain North Texas Gas assets in December 2004.

                              Progress Energy, Inc.
                               Earnings Variances
                                  2004 vs. 2003

                                            Regulated Utilities

-----------------------------------------------------------------------------------------------------------------
                                                                                  Corporate and
                                                                                      Other
($ per share)                                Carolinas  Florida   Fuels     CCO     Businesses     Consolidateds
-----------------------------------------------------------------------------------------------------------------

2003 GAAP earnings                              2.07      1.24     0.99     0.08      (1.08)                3.30
CVO mark-to-market                                                                     0.04  A              0.04
NCNG discontinued operations                                                           0.03  B              0.03
Cumulative effect of accounting change          0.10                                  (0.01) C              0.09
Impairment of long-lived assets and investments 0.03               0.05                0.02  D              0.10
-----------------------------------------------------------------------------------------------------------------
2003 ongoing earnings                           2.20      1.24     1.04     0.08      (1.00)                3.56
-----------------------------------------------------------------------------------------------------------------

Weather - retail                                0.09     (0.02)                                             0.07
Other retail - growth and usage                 0.14      0.05                               E              0.19
Wholesale                                      (0.21)     0.03                               F             (0.18)
Retail revenue sharing                             -      0.06                               G              0.06
Other margin                                    0.02      0.10                               H              0.12

O&M                                            (0.18)     0.06                               I             (0.12)

Service Company reallocation prior years       (0.04)        -     0.01     0.01       0.02  J              0.00

Utility depreciation and amortization          (0.02)    (0.05)       -        -          -  K             (0.07)

Other                                          (0.05)        -        -        -          -  L             (0.05)

Interest charges                                0.01     (0.06)       -    (0.03)      0.03  M,N,O         (0.05)

Net diversified business                           -         -    (0.43)   (0.08)      0.10  P, Q, R       (0.41)

Share dilution                                 (0.04)    (0.03)   (0.01)       -       0.02  S             (0.06)

------------------------------------------------------------------------------------------------------------------
2004 ongoing earnings                           1.92      1.38     0.61    (0.02)     (0.83)                3.06
------------------------------------------------------------------------------------------------------------------
CVO mark-to-market                                                                     0.04  A              0.04
NCNG discontinued operations                                                           0.02  B              0.02
SRS Litigation Settlement                                                             (0.12) T             (0.12)
Gain on sale of gas assets                                         0.13                      U              0.13
-----------------------------------------------------------------------------------------------------------------
2004 GAAP earnings                              1.92      1.38     0.74    (0.02)     (0.89)                3.13
-----------------------------------------------------------------------------------------------------------------

Corporate and Other Businesses includes Progress Telecom, Progress Rail, other small subsidiaries, Holding Company interest expense, CVO mark-to-market, intra-period tax allocations, purchase accounting transactions and corporate eliminations.

A  - Impact of change in market value of outstanding CVOs.
B  - Sale of NCNG to Piedmont Natural Gas which was finalized on September 30,
     2003.
C  - Carolinas - Impact of mark to market adjustment on Broad River purchase power contract.
D - Carolinas and Corporate and Other Businesses - Primarily due to impact of impairment of Affordable Housing investments. Fuels - Impairment of assets at Kentucky May coal mine.
E - Florida - Growth and usage includes lost revenues from the storms of $(0.03) per share. Exclusive of the lost revenue, growth and usage for the year was up $0.08 per share.
F - Carolinas - Wholesale decrease primarily driven by favorable 2003 weather that led to increased off-system sales. Additionally, 2004 margins were decreased by weaker power market conditions, increased fuel prices and lower contracted capacity in the wholesale market. Florida - Wholesale increase driven by extension of several existing and signing of new contracts.
G  - Florida - Lower revenue sharing due to additional refund for 2002 recorded in 2003.
H  - Carolinas - The increase is due to favorability of purchased power costs.
     Florida - Primarily return on investment on Hines 2 which was placed in service in December 2003.
I - Carolinas - Higher O&M primarily due to increased business unit spending as a result of nuclear outages and costs associated with severe storms. Florida - Lower O&M due primarily to favorable pension costs based on plan asset performance, the nuclear outage costs in the prior year, the absence of planning activities for a nuclear outage, and the delay of several major projects due to storm restoration work.
J  - Reallocation of Service Company costs (retroactive component for 2001 and
     2002) in accordance with SEC PUHCA Audit in Q1 2003.
K - Carolinas - Higher amortization due to maximum Clean Air amortization recorded in 2004, partially offset by reduced depreciation expense due primarily to lower rates based on depreciation studies filed in 2004. Florida - Increased depreciation expense due primarily to property additions, including Hines 2.
L - Carolinas - Increase in other cost is due primarily to an increase in property taxes and an increase in income taxes due to a reduction in Affordable Housing tax credits over the prior year.
M  - Florida - Interest costs in 2003 were favorably impacted by the reversal of interest expense accrued for resolved tax matters.
N - CCO - Interest is no longer capitalized related to construction at nonregulated generation plants due to completion of plants on which interest was capitalized.
O - Corporate and Other Businesses - Reduction in interest expense is due to repayment of $500M of debt at the Holding Company during the first quarter of 2004.
P - Fuels - The decrease resulted primarily from lower synthetic fuel sales as a result of the reduction in the company's projected 2004 tax liability from hurricane costs. Reduction was partially offset by favorable gas earnings due to higher volumes and prices compared to prior year.
Q - CCO - Decrease due to: 1) increased depreciation and amortization charges and fixed costs as a result of additional plants being placed in service,
     2) loss on early redemption of a financing facility and 3) receipt of a termination payment for a tolling contract received in Q1 2003. These items were partially offset by favorable margins on several contracts.
R  - Corporate and Other Businesses - Increase primarily due to increased profitability from the Rail business due to favorable recycling margins.
S  - Due to the impact of issuances under Investor Plus and Employee Benefit programs.
T  - Impact of SRS settlement reached in civil proceedings.
U  - Gain on sale of certain North Texas Gas assets in December 2004.

-------------------------------------------------------------------------------------------------------------------------
                                           Three Months Ended             Three Months Ended          Percentage Change
                                            December 31, 2004              December 31, 2003       From December 31, 2003
-------------------------------------------------------------------------------------------------------------------------
                                                             Total                          Total
                                                            Progress                       Progress
Utility Statistics                     Carolinas Florida     Energy     Carolinas Florida   Energy   Carolinas   Florida
-------------------------------------------------------------------------------------------------------------------------

Operating Revenues (in millions)
    Retail
      Residential                        $283     $429        $712        $269    $391        $660      5.2  %    9.7 %
      Commercial                          211      216         427         201     183         384      5.0      18.0
      Industrial                          163       62         225         154      58         212      5.8      56.9
      Other retail                         20       55          75          19      47          66      5.3      17.0
      Provision for retail revenue
         sharing --2004                     -       (8)         (8)          -     (11)        (11)             (27.3)
-------------------------------------------------------------------------------------------------------------------------
            Total Retail                 $677     $754      $1,431        $643    $668      $1,311      5.3      12.9
  Unbilled                                 19       (6)         13          26      (4)         22
  Wholesale                               135       68         203         149      54         203     (9.4)     25.9
  Miscellaneous revenue                    21       36          57          20      34          54      5.0       5.9
-------------------------------------------------------------------------------------------------------------------------
            Total Electric               $852     $852      $1,704        $838    $752      $1,590      1.7  %   13.3 %
-------------------------------------------------------------------------------------------------------------------------

Energy Sales (millions of kWh)
    Retail
      Residential                       3,332    4,570       7,902       3,220   4,433       7,653      3.5  %    3.1 %
      Commercial                        3,037    2,968       6,005       2,941   2,826       5,767      3.3       5.0
      Industrial                        3,213      981       4,194       3,132   1,049       4,181      2.6      (6.5)
      Other retail                        335      803       1,138         327     771       1,098      2.4       4.2
-------------------------------------------------------------------------------------------------------------------------
          Total Retail                  9,917    9,322      19,239       9,620   9,079      18,699      3.1       2.7
-------------------------------------------------------------------------------------------------------------------------
    Unbilled                              371     (151)        220         505    (208)        297
    Wholesale                           3,074    1,292       4,366       3,648   1,151       4,799    (15.7)     12.3
-------------------------------------------------------------------------------------------------------------------------
            Total Electric             13,362   10,463      23,825      13,773  10,022      23,795     (3.0) %    4.4 %
-------------------------------------------------------------------------------------------------------------------------

Energy Supply (millions of kWh)
  Generated - steam                     6,468    5,212      11,680       6,428   5,672      12,100
              nuclear                   6,002    1,731       7,733       6,534   1,026       7,560
              hydro                       239        -         239         177       -         177
              combustion turbines/
               combined cycle             213    1,552       1,765          70   1,570       1,640
  Purchased                             1,022    2,345       3,367         859   2,232       3,091
-------------------------------------------------------------------------------------------------------------------------
            Total Energy Supply        13,944   10,840      24,784      14,068  10,500      24,568
              (Company Share)
-------------------------------------------------------------------------------------------------------------------------

Impact of Weather to Normal on
  Retail Sales
    Heating Degree Days - Actual        1,123      198                   1,179     214                 (4.7) %   (7.5)%
                        - Normal        1,204      194                   1,212     194

    Cooling Degree Days - Actual           77      322                      47     330                 63.8  %   (2.4)%
                        - Normal          62l      321                      65     321

Impact of retail weather to normal     ($0.02)   $0.00      ($0.02)     ($0.02)  $0.00      ($0.02)
  on EPS
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
                                           Twelve Months Ended            Twelve Months Ended        Percentage Change
                                            December 31, 2004              December 31, 2003        From December 31, 2003
-------------------------------------------------------------------------------------------------------------------------
                                                             Total                          Total
                                                            Progress                       Progress
Utility Statistics                     Carolinas Florida     Energy     Carolinas Florida   Energy   Carolinas   Florida
-------------------------------------------------------------------------------------------------------------------------

Operating Revenues (in millions)
    Retail
      Residential                      $1,324   $1,806      $3,130      $1,259  $1,691      $2,950      5.2  %    6.8 %
      Commercial                          888      853       1,741         850     740       1,590      4.5      15.3
      Industrial                          659      254         913         636     219         855      3.6      16.0
      Other retail                         82      211         293          79     181         260      3.8      16.6
      Provision for retail revenue
         sharing - 2004                     -       (9)         (9)          -       -           -                   -
      Provision for retail revenue
         sharing - 2003                     -       (2)         (2)          -       -           -                   -
      Provision for retail revenue
         sharing - 2002                     -        -           -           -     (35)        (35)            (100.0)
-------------------------------------------------------------------------------------------------------------------------
            Total Retail               $2,953   $3,113      $6,066      $2,824  $2,796      $5,620      4.6      11.3
  Unbilled                                 10        7          17          (6)     (2)         (8)
  Wholesale                               575      268         843         687     227         914    (16.3)     18.1
  Miscellaneous revenue                    90      137         227          84     131         215      7.1       4.6
-------------------------------------------------------------------------------------------------------------------------
            Total Electric             $3,628   $3,525      $7,153      $3,589  $3,152      $6,741      1.1  %   11.8 %
-------------------------------------------------------------------------------------------------------------------------

Energy Sales (millions of kWh)
    Retail
      Residential                      16,003   19,347      35,350      15,283  19,429      34,712      4.7  %   (0.4)%
      Commercial                       13,019   11,734      24,753      12,557  11,553      24,110      3.7       1.6
      Industrial                       13,036    4,069      17,105      12,749   4,000      16,749      2.3       1.7
      Other retail                      1,431    3,044       4,475       1,408   2,974       4,382      1.6       2.4
-------------------------------------------------------------------------------------------------------------------------
          Total Retail                 43,489   38,194      81,683      41,997  37,956      79,953      3.6       0.6
    Unbilled                               91      358         449         (44)    233         189
    Wholesale                          13,222    5,101      18,323      15,518   4,323      19,841    (14.8)     18.0
-------------------------------------------------------------------------------------------------------------------------
            Total Electric             56,802   43,653     100,455      57,471  42,512      99,983     (1.2) %    2.7 %
-------------------------------------------------------------------------------------------------------------------------

Energy Supply (millions of kWh)
  Generated - steam                    28,632   22,150      50,782      28,522  22,979      51,501
              nuclear                  23,742    6,703      30,445      24,537   6,039      30,576
              hydro                       802        -         802         955       -         955
              combustion turbines/
                combined cycle          1,926    7,769       9,695       1,344   6,475       7,819
  Purchased                             4,023    9,443      13,466       4,467   9,381      13,848
-------------------------------------------------------------------------------------------------------------------------
            Total Energy Supply        59,125   46,065     105,190      59,825  44,874     104,699
              (Company Share)
-------------------------------------------------------------------------------------------------------------------------

Impact of Weather to Normal on
  Retail Sales
    Heating Degree Days - Actual        3,187      583                   3,225     696                 (1.2) %  (16.2)%
                        - Normal        3,113      579                   3,122     579

    Cooling Degree Days - Actual        1,687    3,643                   1,449   3,665                 16.4  %   (0.6)%
                        - Normal        1,660    3,792                   1,702   3,792

Impact of retail weather to normal      $0.02   ($0.02)      $0.00      ($0.07)  $0.01      ($0.06)
  on EPS
-------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------
Financial Statistics                                 December 31
                                                   2004      2003
---------------------------------------------------------------------

Return on average common stock equity
  (12 months ended)                                10.0 %    11.1 %
Book value per common share                       $31.26    $30.94
Capitalization
    Common stock equity                            41.7 %    40.5 %
    Preferred stock and Minority interest           0.7       0.7
    Total debt                                     57.6      58.8
---------------------------------------------------------------------
            Total Capitalization                  100.0 %   100.0 %
---------------------------------------------------------------------


1st Quarter 2003 Earnings Impact of Cumulative Service Company Reallocation Adjustment

($ in millions)
-------------------------------------------------------------------------
                                          2001-2002       2001-2002
                                         Retroactive     Retroactive
                                        Reallocation    Reallocation
                 Line of Business         (pre-tax)      (after-tax)
-------------------------------------------------------------------------
Progress Energy Carolinas                     $16            $10
Progress Energy Florida                        2              1
Progress Fuels                                (6)            (4)
Competitive Commercial Operations             (3)            (2)
Holding Company                               (5)            (3)
Progress Rail                                 (5)            (3)
Progress Telecom                               1              1
-------------------------------------------------------------------------
Total                                         $0              $0
-------------------------------------------------------------------------

The SEC completed its initial audit of Progress Energy Service Company's cost allocation process in March 2003. The SEC routinely audits new holding company systems within the first two years of their formation. As a result of this audit, the SEC directed the company to change its allocation methodology for assigning service company costs to Progress Energy's subsidiaries. Upon completion of the audit, Progress Energy changed its allocation methodology and recorded reallocation adjustments to reflect this new method. These reallocation adjustments were recorded in the first quarter of 2003 and include a cumulative adjustment for years 2001 and 2002. These retroactive reallocation entries had no impact on consolidated earnings.

2003 Quarterly Restatement of Subsidiary Reporting Period Change

Beginning in the fourth quarter of 2003, the Company ceased recording portions of the Progress Fuels' segment operations, primarily synthetic fuel facilities, one month in arrears. As a result, earnings for the year ended December 31, 2003 included 13 months of these operations, resulting in a net income increase of $2 million for the year. The Company restated previously reported consolidated quarterly earnings to reflect the new reporting periods, resulting in four months of earnings in the restated first quarter 2003 net income. The resulting impact for each quarter is outlined in the tables below.

                                                                     2003
                                                -----------------------------------------------
                                                     Q1        Q2       Q3        Q4     Total
-----------------------------------------------------------------------------------------------
Published Quarterly Ongoing earnings                $184      $157     $306      $197     $844
Adjustment for Subsidiary Reporting Period Change     11         4       (1)      (14)       -
-----------------------------------------------------------------------------------------------
Restated Quarterly Ongoing earnings                 $195      $161     $305      $183     $844


                                                                     2003
                                                -----------------------------------------------
                                                     Q1        Q2       Q3        Q4     Total
-----------------------------------------------------------------------------------------------
Reported Quarterly GAAP net income                  $208      $153     $319      $102     $782
Adjustment for Subsidiary Reporting Period Change     11         4       (1)      (14)       -
-----------------------------------------------------------------------------------------------
Restated Reported Quarterly GAAP Net Income         $219      $157     $318       $88     $782


Reconciliation of Restated Quarterly Ongoing earnings to Restated Quarterly
Reported GAAP net income:
                                                                     2003
                                                -----------------------------------------------
                                                     Q1        Q2       Q3        Q4     Total
-----------------------------------------------------------------------------------------------
Ongoing Earnings                                    $195      $161     $305      $183     $844
   CVO mark-to-market*                                 2        (2)      (5)       (4)      (9)
   NCNG discontinued operations*                      11         3      (18)       (4)      (8)
   Cumulative effect of accounting changes*            1         -        -       (22)     (21)
   Impairments and one-time charges*                   -         -        -       (24)     (24)
   Intraperiod tax allocation*                        10        (5)      36       (41)       -
-----------------------------------------------------------------------------------------------
Reported GAAP net income                            $219      $157     $318       $88     $782

* See explanation for ongoing earnings adjustments under the caption "Ongoing Earnings Adjustments" in the text of the press release.

                              PROGRESS ENERGY, INC.
                   CONSOLIDATED INTERIM FINANCIAL STATEMENTS -
                                December 31, 2004

UNAUDITED CONSOLIDATED STATEMENTS of INCOME

                                                                 Three Months Ended         Year Ended
                                                                     December 31            December 31
----------------------------------------------------------------------------------------------------------
(in millions except per share data)                                2004        2003       2004       2003
----------------------------------------------------------------------------------------------------------
Operating Revenues
   Electric                                                    $  1,704    $  1,590   $  7,153   $  6,741
   Diversified business                                             654         457      2,619      2,000
----------------------------------------------------------------------------------------------------------
      Total Operating Revenues                                    2,358       2,047      9,772      8,741
----------------------------------------------------------------------------------------------------------
Operating Expenses
Utility
   Fuel used in electric generation                                 494         401      2,011      1,695
   Purchased power                                                  197         195        868        862
   Operation and maintenance                                        415         353      1,475      1,421
   Depreciation and amortization                                    256         219        878        883
   Taxes other than on income                                        97         101        425        405
Diversified business
   Cost of sales                                                    574         403      2,288      1,748
   Depreciation and amortization                                     47          43        190        157
   Impairment of long-lived assets                                    -          17          -         17
   (Gain)/loss on the sale of assets                                (56)          1        (57)         1
   Other                                                             43          66        218        195
----------------------------------------------------------------------------------------------------------
      Total Operating Expenses                                    2,067       1,799      8,296      7,384
----------------------------------------------------------------------------------------------------------
Operating Income                                                    291         248      1,476      1,357
----------------------------------------------------------------------------------------------------------
Other Income (Expense)
   Interest income                                                    5           3         14         11
   Impairment of investments                                          -         (21)         -        (21)
   Other, net                                                         5           3          8        (16)
----------------------------------------------------------------------------------------------------------
      Total Other Income (Expense)                                   10         (15)        22        (26)
----------------------------------------------------------------------------------------------------------
Interest Charges
   Net interest charges                                             167         173        653        635
   Allowance for borrowed funds used during construction             (1)          -         (6)        (7)
----------------------------------------------------------------------------------------------------------
      Total Interest Charges, Net                                   166         173        647        628
----------------------------------------------------------------------------------------------------------
Income from Continuing Operations before Income Tax, Minority       135          60        851        703
   Interest and Cumulative Effect of Changes in Accounting
Principles
Income Tax (Benefit) Expense                                        (43)        (56)       115      (111)
----------------------------------------------------------------------------------------------------------
Income from Continuing Operations before Minority Interest          178         116        736        814
   and cumulative Effect of Changes in Accounting Principles
Minority Interest, Net of Tax                                       (11)          3        (17)         3
----------------------------------------------------------------------------------------------------------
Income from Continuing Operations Before Cumulative Effect of       189         113        753        811
   Changes in Accounting Principles
Discontinued Operations, Net of Tax                                   5          (3)         6         (8)
Cumulative Effect of Changes in Accounting Principles,                -         (22)         -        (21)
   Net of Tax
----------------------------------------------------------------------------------------------------------
Net Income                                                     $    194    $     88   $    759   $    782
----------------------------------------------------------------------------------------------------------
Average Common Shares Outstanding                                   243         240        242        237
----------------------------------------------------------------------------------------------------------
Basic Earnings per Common Share
   Income from Continuing Operations before Cumulative         $   0.78    $   0.47   $   3.11   $   3.42
     Effect of Change in Accounting Principle
   Discontinued Operations, Net of Tax                             0.02       (0.01)      0.02      (0.03)
   Cumulative Effect of Changes in Accounting Principles,             -       (0.09)         -      (0.09)
     Net of Tax
       Net Income                                              $   0.80    $   0.37   $   3.13   $   3.30
----------------------------------------------------------------------------------------------------------
Diluted Earnings per Common Share
   Income from Continuing Operations before Cumulative         $   0.78    $   0.47   $   3.10   $   3.40
     Effect of Change in Accounting Principle
   Discontinued Operations, Net of Tax                             0.02       (0.01)      0.02      (0.03)
   Cumulative Effect of Changes in Accounting Principles,             -       (0.09)         -      (0.09)
    Net of Tax
       Net Income                                              $   0.80    $   0.37   $   3.12   $   3.28
----------------------------------------------------------------------------------------------------------
Dividends Declared per Common Share                            $  0.590    $  0.580   $   2.32   $   2.26
----------------------------------------------------------------------------------------------------------

This financial information should be read in conjunction with the Company's Annual Report to shareholders. These statements have been prepared for the purpose of providing information concerning the Company and not in connection with any sale, offer for sale, or solicitation of an offer to by any securities.

PROGRESS ENERGY, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions)
December 31                                                                       2004               2003
----------------------------------------------------------------------------------------------------------
ASSETS
Utility Plant
  Utility plant in service                                                   $  22,103          $  21,680
  Accumulated depreciation                                                      (8,438)            (8,174)
----------------------------------------------------------------------------------------------------------
        Utility plant in service, net                                           13,665             13,506
  Held for future use                                                               13                 13
  Construction work in progress                                                    799                559
  Nuclear fuel, net of amortization                                                231                228
----------------------------------------------------------------------------------------------------------
     Total Utility Plant, Net                                                   14,708             14,306
----------------------------------------------------------------------------------------------------------
Current Assets
  Cash and cash equivalents                                                        100                 98
  Short-term investments                                                            44                175
  Receivables                                                                    1,084              1,084
  Inventory                                                                        982                907
  Deferred fuel cost                                                               229                270
  Deferred income taxes                                                            121                 87
  Prepayments and other current assets                                             175                268
----------------------------------------------------------------------------------------------------------
     Total Current Assets                                                        2,735              2,889
----------------------------------------------------------------------------------------------------------
Deferred Debits and Other Assets
  Regulatory assets                                                              1,064                598
  Nuclear decommissioning trust funds                                            1,044                938
  Diversified business property, net                                             2,010              2,095
  Miscellaneous other property and investments                                     446                464
  Goodwill                                                                       3,719              3,726
  Prepaid pension costs                                                             42                462
  Intangibles, net                                                                 337                357
  Other assets and deferred debits                                                 233                258
----------------------------------------------------------------------------------------------------------
     Total Deferred Debits and Other Assets                                      8,895              8,898
----------------------------------------------------------------------------------------------------------
           Total Assets                                                      $  26,338          $  26,093
----------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
----------------------------------------------------------------------------------------------------------
Common Stock Equity
  Common stock without par value, 500 million shares authorized,
      247 and 246 million shares issued and outstanding, respectively        $   5,360          $   5,270
  Unearned restricted shares (1 and 1 million shares, respectively)                (13)               (17)
  Unearned ESOP shares (3 and 5 million shares, respectively)                      (76)               (89)
  Accumulated other comprehensive loss                                            (164)               (50)
  Retained earnings                                                              2,526              2,330
----------------------------------------------------------------------------------------------------------
     Total Common Stock Equity                                                   7,633              7,444
----------------------------------------------------------------------------------------------------------
Preferred Stock of Subsidiaries-Not Subject to Mandatory Redemption                 93                 93
Minority Interest                                                                   36                 30
Long-Term Debt, Affiliate                                                          270                270
Long-Term Debt, Net                                                              9,251              9,664
----------------------------------------------------------------------------------------------------------
        Total Capitalization                                                    17,283             17,501
----------------------------------------------------------------------------------------------------------
Current Liabilities
  Current portion of long-term debt                                                349                868
  Accounts payable                                                                 742                635
  Interest accrued                                                                 219                228
  Dividends declared                                                               145                140
  Short-term obligations                                                           684                  4
  Customer deposits                                                                180                167
  Other current liabilities                                                        742                608
----------------------------------------------------------------------------------------------------------
     Total Current Liabilities                                                   3,061              2,650
----------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities
  Accumulated deferred income taxes                                                599                701
  Accumulated deferred investment tax credits                                      176                190
  Regulatory liabilities                                                         2,999              2,879
  Asset retirement obligations                                                   1,282              1,271
  Accrued pension and other benefits                                               562                508
  Other liabilities and deferred credits                                           376                393
----------------------------------------------------------------------------------------------------------
     Total Deferred Credits and Other Liabilities                                5,994              5,942
----------------------------------------------------------------------------------------------------------
Commitments and Contingencies
----------------------------------------------------------------------------------------------------------
           Total Capitalization and Liabilities                              $  26,338          $  26,093
----------------------------------------------------------------------------------------------------------

PROGRESS ENERGY, INC.
UNAUDITED CONSOLIDATED STATEMENTS of CASH FLOWS

(in millions)
Year Ended December 31                                                              2004           2003
--------------------------------------------------------------------------------------------------------
Operating Activities
Net income                                                                        $  759         $  782
Adjustments to reconcile net income to net cash provided by operating activities:
      (Income) loss from discontinued operations                                      (6)             8
      Net (gain) loss on sale of operating assets                                    (57)             1
      Impairment of long-lived assets and investments                                  -             38
      Cumulative effect of change in accounting principle                              -             21
      Depreciation and amortization                                                1,181          1,146
      Deferred income taxes                                                          (74)          (276)
      Investment tax credit                                                          (14)           (16)
      Deferred fuel credit                                                           (19)          (133)
      Cash provided (used) by changes in operating assets and liabilities:
         Receivables                                                                 (35)          (158)
         Inventory                                                                  (108)             8
         Prepayments and other current assets                                        (18)            39
         Accounts payable                                                             33             37
         Other current liabilities                                                    82            121
         Regulatory assets and liabilities                                          (284)           (21)
         Other                                                                       167            127
--------------------------------------------------------------------------------------------------------
         Net Cash Provided by Operating Activities                                 1,607          1,724
--------------------------------------------------------------------------------------------------------
Investing Activities
Gross utility property additions                                                    (998)          (972)
Diversified business property additions                                             (236)          (584)
Nuclear fuel additions                                                              (101)          (117)
Proceeds from sales of subsidiaries and investments                                  366            579
Purchases of short-term investments                                                 (966)          (712)
Proceeds from sales of short-term investments                                      1,097            537
Acquisition of intangibles                                                            (1)          (200)
Other                                                                                (46)           (26)
--------------------------------------------------------------------------------------------------------
         Net Cash Used in Investing Activities                                      (885)        (1,495)
--------------------------------------------------------------------------------------------------------
Financing Activities
Issuance of common stock, net                                                         72            304
Issuance of long-term debt, net                                                      421          1,539
Net increase (decrease) in short-term indebtedness                                   680           (696)
Retirement of long-term debt                                                      (1,353)          (810)
Dividends paid on common stock                                                      (558)          (541)
Other                                                                                 18             12
--------------------------------------------------------------------------------------------------------
         Net Cash Used in Financing Activities                                      (720)          (192)
--------------------------------------------------------------------------------------------------------
Net (Decrease) Increase in Cash and Cash Equivalents                                   2             37
Cash and Cash Equivalents at Beginning of Period                                      98             61
--------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Period                                        $  100         $   98
========================================================================================================